Exhibit 10.1

Management Agreement of

Charles M. Skibo, Chairman and Chief Executive Officer of HouseRaising, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated this 31st day of August, 2004, (the "Effective Date"), by and between HouseRaising, Inc., a North Carolina corporation with offices in Charlotte, North Carolina (the “Company”), and CHARLES M. SKIBO, a resident of Florida (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company is engaged in and seeks to expand its business in the house building and related industry segments, and the Executive has substantial experience in managing and operating businesses and as a senior management executive that would be very beneficial to the Company’s operations and future prospects;

WHEREAS, the Company believes its progress and its prospects for future development and growth would be significantly enhanced if the Executive were to serve as the Company’s Chairman and Chief Executive Officer;

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized this Agreement with the Executive and has approved its terms and conditions, all of which the Board has found to be reasonable, proper, and in the best interest of the Company;

WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Company; and

WHEREAS, the Executive is willing to be employed by the Company pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, the parties to this agreement hereby agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND COMPENSATION

1.01 (a) Initial Terms of Employment and Duties. The Company and the Executive hereby agree that for a fifty-two (52) month period beginning on the Effective Date, the Company shall employ the Executive as Chairman and Chief Executive Officer ("CEO") and the Executive shall perform services for the Company at the Company’s headquarters location. The last day of such fifty-two (52) month period shall be the "Termination Date" for purposes of this Agreement.

(b) Renewal of Term. Unless the Company shall have given the Executive written notice at least 180 days prior to the Termination Date, this Agreement shall renew and continue in effect for additional one-year periods (and all provisions of this Agreement shall continue in full force and effect), and each successive anniversary from such original Termination Date shall thereafter be designated as the “Termination Date” for all purposes under this Agreement, provided, however, that the Company may, at its election at any time after the expiration of the initial term of this Agreement, give the Executive notice of termination, in which event the Executive shall continue to receive, as severance pay, his base salary, if any, and benefits set forth in Paragraphs (d) and (f) below for 12 full months following such notice of termination. During such 12-month severance period, the Board may modify the Executive’s duties as described in Paragraph (c) below without triggering the provisions of Section 2.03 below. The Company agrees that it will not unreasonably withhold any annual renewals of this Agreement.

(c)  Duties. As Chairman and CEO of the Company, the Executive shall carry out the strategic plans and policies as established by the Board of Directors of the Company and shall report to the Board of Directors. The Executive’s duties shall include but not be limited to the following:

(i)
Supporting the operations and administration of the Board of Directors by advising and informing Board members with regard to the operations of the Company and interfacing between the Board and the staff of the Company;

(ii)	Overseeing the design, marketing, promotion, delivery, and quality of the Company's programs, products, and services;

(iii)	Recommending a yearly budget for Board approval and prudently managing the Company’s resources within those budgetary guidelines according to current laws and regulations;

(iv)	Effectively managing the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations;

(v)	Identifying and researching potential sources of capital and establishing strategies to obtain funding from such sources; and

(vi)	assuring that the Company and its mission programs, products, and services are consistently presented in strong, positive image to relevant stakeholders.

As Chairman and CEO of the Company, the Executive shall be entitled to exercise all rights and power and shall have all the privileges and authorities commensurate with his offices, including without limitation:

(i)	The full authority for the operations and conduct of the business of the Company;

(ii)	General decision-making authority with respect to the day-to-day operations of the business of the Company;

(iii)
The engagement, retention, and termination of employees and independent contractors of the Company, the setting of the compensation and other material terms of employment or engagement of employees and independent contractors and the establishment of work rules for employees; and

(iv)
The initiation, development, and implementation of new business, subject only to the supervision of the Board. The Executive shall render his services thereunder in the headquarters city (or other headquarters location approved by the Board) subject to such reasonable travel as may be required to perform his duties hereunder. During the initial four (4) months of employment, the Executive shall devote not less than sixty percent (60%) of his time to service rendered pursuant to this Agreement. Thereafter, the Executive shall devote such time as is required to perform his services hereunder.

(d)  Compensation and Expenses. As soon as practicable following the execution of this Agreement, the Executive shall be issued Two Hundred Thousand (200,000) shares of the Company's Common Stock for the services rendered pursuant to this Agreement. Such shares shall be issued under the Company's 2004 Non-Qualified Stock Compensation Plan and shall be registered by the Company with the U.S. Securities and Exchange Commission on Form S-8 prior to issuance. Through December 31, 2004, the Executive shall pay and be solely responsible for all expenses he incurs in connection with providing services to the Company under this Agreement up to Forty Thousand Dollars ($40,000.00). The Company shall reimburse the Executive for expenses incurred providing services to the Company under this Agreement in excess of Forty Thousand Dollars ($40,000.000), provided that such expenses are approved in advance by the Company.

Commencing on January 1, 2005, and on the first day of each subsequent calendar quarter until the Company receives not less than Five Million Dollars ($5,000,000) in new equity or debt financing (a "Qualified Financing"), the Executive shall be issued Two Hundred Thousand (200,000) shares of the Company's Common Stock for the services rendered pursuant to this Agreement. Such shares shall be issued under the Company's 2004 Non-Qualified Stock Compensation Plan and shall be registered by the Company with the U.S. Securities and Exchange Commission on Form S-8 prior to issuance. During each such subsequent quarter, the Executive shall pay and be solely responsible for all expenses he incurs in connection with providing services to the Company under this Agreement up to Forty Thousand Dollars ($40,000.00). The Company shall reimburse the Executive for expenses incurred providing services to the Company under this Agreement in excess of Forty Thousand Dollars ($40,000.000) during such quarter, provided that such expenses are approved in advance by the Company.

Commencing on the closing date of a Qualified Financing, and for each renewal term thereafter, the Executive shall receive gross base salary pursuant to this Agreement as set forth below:

(i)
For the remaining balance of the initial fifty-two (52) month term remaining subsequent to the closing of a Qualified Financing, $300,000 per year payable at a rate of $25,000 per month for the twelve months hereunder, $345,000 per year payable at a rate of $28,750 per month for the second twelve months, $396,750 per year payable at a rate of $33,062 per month for the third twelve months, $456,262 per year payable at a rate of $38,021 per month for the remaining months of the initial term. For any renewal term, the Executive's annual gross base salary will continue at the rate of $456,262 per year payable at a rate of $38,021 per month unless the Board increases the Executive’s base annual salary, which it may do during this contract period or any renewal period.

Nothing herein shall be deemed to restrict the right of the Board to increase the Executive’s annual gross base salary, bonuses, and fringe benefits or grant stock options at any time in its discretion.

(e) Bonuses. The Executive shall be entitled to such bonuses as are described in Exhibit A attached hereto.

(f) Fringe Benefits. The Company shall provide to Executive, during the term of his employment hereunder:

(i)
All so-called “fringe benefits” including, but not limited to, participation in pension plans, profit-sharing plans, hospitalization insurance, medical insurance, dental insurance, disability insurance, life insurance, and the like that are granted to or provided for eligible employees of the Company, or that may be granted to or provided for during the term of the Executive’s employment under this Agreement; and upon termination of Executive’s services with the Company, the Executive may, at his option and at his expense, continue the Executive’s hospitalization/medical/ dental/disability and life insurance policy without interruption until his death, if permitted by the terms of such group policies.

(ii)	Four weeks’ paid vacation per year.

(iii)	A monthly housing and auto allowance of $5,000.00 which will be paid monthly to Executive at the first of each month during the period of this contract or any renewals hereunder.

(g) Initial Employee Stock Options. In consideration for his services hereunder, immediately following the closing of a Qualified Financing, the Company hereby grants to the Executive an option to acquire shares of the Company’s Common Stock as described in Exhibit B.

(h) Travel and Reimbursement of Expenses. Subsequent to the closing date of a Qualified Financing, the Company agrees to pay to on behalf of Executive the cost of travel and other expenses incurred by Executive on the Company’s behalf. It is understood that the Company will reimburse Executive for reasonable travel expenses between the Company headquarters and other office locations, and Executive’s primary residences, provided that reasonable efforts are made to manage the costs associated with travel.

ARTICLE II

RIGHTS ON TERMINATION OF EMPLOYMENT

2.01 Right to Terminate Employment. At any time subsequent to the closing of a Qualified Financing, the Executive may, at his option, terminate his employment under this Agreement upon not less than 60 days’ written notice to the Board of Directors of the Company given at any time. In the event of the termination of this Agreement by the Executive, the Executive shall be entitled to:

(i)	a portion of his monthly salary and any accrued bonus earned by the Executive prior to the date of termination, computed pro rata up to and including the date of termination and

(ii)
exercise during the 90-day period following the Executive's termination, any unexercised stock options that are vested as of the date of termination. Other than the foregoing, the Executive shall be entitled to no further compensation of any kind after the date of termination.

2.02 Disability. If, because of mental or physical disability, the Executive shall be incapable for a period of six consecutive months (the “Disability Period”) of performing his obligations and agreements hereunder (hereinafter referred to as a “Disability”) during which period the provision of this Agreement will continue to apply in full force and effect, then, at the election of the Company expressed to the Executive in writing, this Agreement shall terminate at the end of such Disability Period, except that the Executive shall receive 75% of his base salary then in effect for one year from the date of termination, together with the bonuses described on Exhibit A hereto. The Company may at its option alternatively purchase an insurance policy that will provide the same disability benefit to the Executive. Additionally, any stock options previously granted but not vested shall become vested upon termination for Disability by the Company. The determination of whether the Executive has suffered a Disability shall be made by three licensed medical doctors: one chosen by the Company, one chosen by the Executive, and one chosen by the two doctors so chosen.

2.03 Rights Upon Termination of Employment Without Cause Prior to the Termination:
The Company may terminate the Executive’s services without Cause (as defined in Section 4.20 below) by delivering written notice of such termination to the Executive. In addition, any:

(i)	Material change of the Executive’s title, responsibilities, or authority by the Board without the Executive’s concurrence which is not cured within 30 days after notice by the Executive,
(ii)	Material breach by the Company of this Agreement which continues for 30 days after notice by the Executive, or
(iii)	a change in control of the Company that is required to be reported by the Company on Form 8-K,

shall be deemed termination by the Company without Cause. In the event of termination pursuant to clauses (i), (ii), or (iii) of the preceding sentence, the Executive shall be entitled to give notice of termination, which notice shall have the same effect as a notice delivered by the Company, or

If, prior to the Termination Date, the Company terminates the Executive’s employment for any reason other than Cause or Disability, then the Company shall:

(i)
Continue to pay the Executive (in the same manner as prior to such termination) after the date of such termination the compensation provided under Section 1.01 above through the Termination Date as if the Executive had been employed hereunder during such period;

(ii)	Pay all bonuses quarterly as if the mutually agreed upon targets were met;

(iii)
Provide the Executive with continued coverage through the Termination Date under any employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) then maintained by the Company and in which the Executive then participates or any successor plan thereof. Notwithstanding 2.03(iii) above, the Company hereby agrees to maintain the Executive’s hospitalization/medical/dental/disability and life insurance policy in effect at the time of termination through the full period of this Agreement, to continue to pay any premium to maintain the policy through the full period of this Agreement, and the Executive may, at his option and his expense at the end of this Agreement or termination, continue the policy without interruption until his death if permitted by the terms of such policy; and

(iv)
All stock options will immediately vest, and the stock granted to the Executive upon his exercise of such options shall be unrestricted except for any governmental restrictions and registered if the Company is a public company at the time of termination or subsequently becomes public.

2.04 Right Upon Termination of Employment for Cause
The Company shall have the right at any time, by giving written notice to Executive to terminate Executive’s employment for Cause. Cause shall be deemed to have occurred if the Executive is convicted of a felony or a crime involving fraud, gross negligence, or significant mismanagement of the business. Upon such termination for Cause, Executive shall be paid his current monthly salary and any bonuses earned up to that point, and Executive may exercise any unexercised options or warrants that are vested. Executive shall forfeit all unexercised options not then vested.

2.05 Beneficiaries of Payments
If the Executive shall die before receiving all payments to be made by the Company to him pursuant to any of the provisions of this Agreement, all such payments or any remaining payments, as the case may be, shall be made by the Company to such beneficiary or beneficiaries as the Executive may designate from time to time by notice in writing filed with the Company, or if the Executive shall fail or fail effectively to designate a beneficiary, or if no beneficiary shall survive the date when the last payment is to be made, any remaining payments shall be made to the Executive’s estate.

ARTICLE III

PROTECTIONS/CONFIDENTIALITY

3.01  Covenants Regarding Protections:
           The Executive hereby agrees and covenants to the following:

(a) Solicitation of Customers and Registered Primary Vendors:
During the term of this Agreement and for a period of six months following the termination of this Agreement by either party (other than a termination of this Agreement by the Company’s failure to renew it pursuant to Section 1.01(b) above), the Executive hereby agrees not to solicit or contact in any manner that could be reasonably construed as a solicitation, any past or current customer or registered primary vendor of the Company for purposes of encouraging such customer to refrain from purchasing products or services from the Company or for purposes of encouraging such vendor to refrain from providing services or selling products to the Company. Notwithstanding the above, if the Executive should leave the Company and join a competitive company, it is recognized by the parties that the industry utilizes a variety of marketing and sales techniques such as direct mail, telemarketing, advertising, etc., and the customer might be contacted by the Company that the Executive joins as a matter of course, and in this event this practice would not be considered a violation of this Agreement.

(b) Solicitation of Executives:
During the term of this Agreement and for a period of six months following the termination of this Agreement by either party (other than a termination of this Agreement by the Company’s failure to renew it pursuant to Section 1.01(b) above), the Executive hereby agrees not to employ, either directly or indirectly through any entity in which the Executive is an executive officer, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, any executive officer or director of the Company for purposes of encouraging such person to leave or terminate his employment with the Company.

3.02 Confidentiality; Competitive or Personal Disparagement:
The Executive and the Company hereby agree that neither will, during the term of the Executive’s employment or at any time following the termination hereof for any reason, do or cause to have done any of the following:

(i)
Without the prior written consent of the other party, use for its own purposes or disclosure to any person or other entity any confidential and/or proprietary information of the Company or the Executive; and

(ii)	Each party agrees that it will not disparage the other party.

3.03 Enforcement:
The Executive and the Company recognize that the provisions of this Agreement are vitally important to the continuing welfare of the Company and the Executive and that money damages constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by the Executive or the Company, the Company or the Executive, in addition to any other remedies it may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by the Executive or the Company in violation of the Agreement.

ARTICLE IV

4.01 Indemnifications:
The parties agree that the Executive shall be indemnified by the Company against any liability asserted against the Executive (and expenses, including without limitation, reasonable attorney’s fees, court costs, and other legal expenses incurred in connection therewith) by reason of his position with the Company or any subsidiary to the full extent a North Carolina corporation may indemnify an officer or director under the North Carolina General Corporate Law.

4.02 No Obligation to Mitigate Damages:
In the event of a termination of employment upon a change in control, the Executive shall not be required to mitigate damages by seeking other employment.

4.03 Arbitration and Remedies:
(a) All disputes, differences, or questions between the parties concerning the construction, interpretation, and effect of the Agreement, or the rights, obligations, and liabilities of the parties, and which have as their sole remedy monetary damages, will be settled by arbitration in the City of Charlotte, North Carolina, or such other place as the parties may mutually agree. In the case of a dispute, difference, or question, one party shall appoint its arbitrator and shall notify the other party in writing (the “Arbitration Notice”) of the appointment and the matter to be determined. If the party receiving the arbitration notice fails to appoint an arbitrator and notify the first party of such appointment for 15 days after receipt of such notice, the decision of the arbitrator appointed by the first of the parties shall be final and binding on both of the parties hereto. If two arbitrators are appointed, they shall meet within 30 days after appointment of the second arbitrator. If they do not agree as to their decision, they shall choose a third arbitrator, failing which, third arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The arbitration shall be held as promptly as possible at such time and place in the designated city as the arbitrators may determine. The decision of the arbitrators so appointed, or a majority of them, will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order to enforce, as the case may be. If the arbitrator appointed refuses to act, is incapable of acting, or dies, a substitute for him shall be appointed in the manner provided above.

(b) Each of the parties to the Agreement will be entitled to enforce its rights under the Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may, in its sole discretion, apply for specific performance and/or injunctive relief in either a federal or state court to enforce or prevent any violations of the provisions of this Agreement.

4.04 Legal Cost and Indemnification:
The Company shall pay the Executive all legal fees and expenses incurred by him as a result of his termination without Cause or Disability, including but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided in this Agreement through legal process or arbitration, if the Executive shall be wholly successful on the merits, such amounts not to exceed any court-directed maximum.

4.05 Notices:
(a) Any notice to be given concerning this Agreement shall be given in writing and either (i) sent by certified or registered mail, return receipt requested, postage prepaid; or (ii) hand-delivered to the recipient personally. In the case of notice sent by mail, the date of the giving of the notice shall be deemed to be (i) the date of the postmark of the executed return receipt or (ii) the date of actual receipt if not postmarked by the United States Postal Service. In the case of notice being hand-delivered, a written dated receipt shall be given therefor. Hand-delivery of any notice to the Company shall be delivered to the Company’s chief financial officer personally.

(b) Notice shall be sent as follows:

If to the Executive:  Charles M. Skibo
                                                                                15 Avenue De La Mer
                                                                                Palm Coast, Florida 32137

If to the Company:  HouseRaising, Inc.
                                                                                4801 Independence Avenue
                                                                                Charlotte, North Carolina 28212

(c) By giving notice to all other parties, any party may, from time to time, designate a different address to which notice by mail to such party shall be sent.

4.06 Successors and Assigns; Survival in Case of Merger:
(a) This Agreement is intended to bind and inure to the benefit of, and be enforceable by, the Executive and the Company and their respective successors and assigns.

(b) Without limiting the effect of the foregoing, this Agreement and all of its terms shall survive, and be enforceable by the Executive, notwithstanding any merger, consolidation, combination, or reorganization of the Company with or into any other entity or person (“Surviving Entity”), including but not limited to any other corporation, partnership, or other similar organization, whether or not the Company is the Surviving Entity of such merger, consolidation, combination, or reorganization. The Surviving Entity shall be bound by this Agreement to the same extent as if such Surviving Entity had entered into the Agreement with the Executive on the Effective Date.

(c) As a condition of any merger, consolidation, combination, or reorganization of the Company as discussed in Section 4.06(b) above, the Company agrees to include, as a condition of consummation of such merger, consolidation, combination, or reorganization, an undertaking by the Surviving Entity, pursuant to which the Surviving Entity shall agree in writing to be bound by this Agreement.

4.07 Amendment; Waiver:
No amendment or other modification of this Agreement nor any waiver of any term of this Agreement shall be valid unless it is in writing and signed by the party against whom enforcement of the amendment, modification, or waiver is sought. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach of any other term of this Agreement.

4.08 Further Assurances:
Each party hereto agrees to perform any further acts and to execute and deliver any further documents mutually agreed to in writing that may be reasonably necessary to carry out the provisions of this Agreement.

4.09  Severability:
In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

4.10 Construction:
Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

4.11 Gender:
Any references hereto to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

4.12 Headings
The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained hereof.

4.13 Multiple Counterparts:
This agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.14 Governing Law:
THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE COVERED BY THE LAWS OF THE STATE OF NORTH CAROLINA AND THE OBLIGATIONS OF THE PARTIES HERETO SHALL BE PERFORMABLE IN CHARLOTTE, NORTH CAROLINA.

4.15 Inurement:
Subject to the restrictions against transfer or assignment as herein contained, the provisions of the Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties thereto.

4.16 Waiver:
No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement and no present waivers of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

4.17 Entire Agreement:
This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein.

IN WITNESS WHEREOF, the parties to the Agreement have set their respective hands hereto as of the date first written above.

THE EXECUTIVE

By:	/s/ Charles M. Skibo
Name: Charles M. Skibo

THE COMPANY HouseRaising, Inc.

By:	/s/ Robert V. McLemore
Name: Robert V. McLemore
Title : President

EXHIBIT A

BONUSES

•	Period of Contract and Renewals:
Executive will be eligible for a bonus of up to 75% of his base annual salary, payable quarterly based upon the completion of Company objectives and performance criteria to be mutually agreed upon by Executive and the Board of Directors at the beginning of each year.

•	Note:
Regardless of any other objectives established, if the Company is successful in completing a Qualified Financing, then the first year’s objectives shall be deemed to have been met. If the Company raises $10 Million in a Qualified Financing, then the first two years’ objectives shall be deemed to have been met. Moreover, if during the first year of operations the Company reaches a market capitalization of $50 Million or more, then the first year’s objectives shall be deemed to have been met. If in the second year of operation a market capitalization of $75 Million or more is achieved, then the second year’s objectives shall be deemed to have been met, and if, in the third year of operation, a market capitalization of $110 Million or more is achieved, then the third year’s objectives shall be deemed to have been met.

EXHIBIT B

STOCK OPTIONS

Executive is granted, upon execution of this Agreement, an option for five million shares at a price of fifty cents ($0.50) per share exercisable at any time during the ensuing ten years. The Company agrees that, in the event that a Qualified Financing causes the Executive’s fully diluted equity ownership to drop below fifteen percent (15%) of the total outstanding shares issued (including all options, warrants, and convertible preferred), then the Company will increase the number of shares covered by the above option to bring the Executive’s total shares to fifteen percent (15%), not to exceed a total of six million shares.

The stock option shall vest 25 percent upon the closing of a Qualified Financing, and the balance over a three-year period, 33.4% of the balance vesting upon the first anniversary date of the closing of a Qualified Financing, 33.3% of the balance vesting at the end of the second anniversary date of the closing of a Qualified Financing, and the remainder vesting at the end of the third anniversary date of the closing of a Qualified Financing. Notwithstanding the above, after the initial 25% vesting of the option grant, all of the remaining option will vest upon the Company reaching a market capitalization of $75 Million or more.

Additionally, the Executive has the right at any time to exercise all of his option or any portion of the total option, in which event the Executive will take ownership of such stock but the Company will issue stock certificates to the Executive according to the vesting schedule above and affix an appropriate restrictive legend referencing this Agreement.

In the event Executive elects to exercise his rights in the preceding paragraph and if Executive requests ratable issuance, Company agrees to issue shares ratably at 25% upon the closing of a Qualified Financing and the balance at 1/36th per month starting at the beginning of the first year. At any time the Company reaches a valuation of $75 Million or more or there is a change in control requiring the filing of a Current Report on Form 8-K, or the sale of the Company is consummated, then the Company will issue all shares upon such events.

There will be no buy-back rights in such shares and the grant of any option does not imply any right to continued employment except what is provided herein.

The parties agree that the said option will be issued in the name of the Skibo Family Limited Partnership as an immediate pass-through from Charles M. Skibo, the Executive, to the Skibo Family Limited Partnership.